Exhibit 99.1

News Release

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Manager, Investor Relations	Vice President
	713/646-4222 – 800/564-3036	713/646-4487 – 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline Declares Increased Distribution; Intends to Increase 2008 Distribution
Goal and Adjust General Partner Incentive Distribution Rights upon Closing of Pending Acquisition

     (Houston – April 17, 2008) Plains All American Pipeline, L.P. (NYSE: PAA) today announced a cash distribution of $0.865 per unit ($3.46 per unit on an annualized basis) on all of its outstanding limited partner units. The distribution will be payable on May 15, 2008, to holders of record of such units at the close of business on May 5, 2008. The distribution represents an increase of approximately 6.5% over the quarterly distribution of $0.8125 per unit paid in May 2007 and an increase of approximately 1.8% over the February 2008 distribution of $0.85 per unit. This constitutes the 16th consecutive increase in quarterly distributions for the Partnership and the 23rd increase in the last twenty-nine quarters.
     The Partnership also announced its intent to increase its distribution growth goal for 2008, subject to the completion of the Rainbow Pipe Line acquisition announced on April 7, 2008. At the beginning of the year, the Partnership set a goal of increasing its year-over-year distributions in 2008 by $0.20 to $0.25 per unit which, based on the 2007 distribution exit rate of $3.36 per unit, equated to an annualized distribution level of $3.56 to $3.61 per unit in November 2008. Following the closing of the Rainbow transaction, the Partnership intends to raise its goal for increasing year-over-year distributions to approximately $0.25 to $0.30 per unit. The revised goal equates to an annualized distribution level of $3.61 to $3.66 per unit in November 2008. The new 2008 distribution goal would represent a year-over-year increase of approximately 7.4% to 8.9% as compared to the current goal of 6.0% to 7.4%.
     The Rainbow acquisition is expected to be completed in the second quarter of 2008, subject to customary closing conditions and receipt of required regulatory approvals. The Partnership anticipates substantially integrating these assets into its existing operations and realizing a meaningful amount of synergies within six months of closing, and also expects the acquisition to be accretive to distributable cash flow within that time period. Substantially all near-term synergies are expected to be realized within eighteen months following closing and the Partnership anticipates that there will be additional synergies and capital investment opportunities for several years thereafter.
     In recognition of the synergy phase-in period, the desire to accelerate the benefits of the transaction to the limited partners and the desire to increase the overall distribution coverage ratio during such time period, the general partner of Plains All American has agreed to reduce the distributions otherwise payable to it for a six-quarter period following closing of the Rainbow acquisition. The incentive distributions otherwise payable to the owners of the general partner will be reduced by $2.5 million for each of the first two full quarters following the closing and $1.25 million for each of the four quarters thereafter. These reductions will total $10 million over an eighteen month period and are subject to the completion of the Rainbow acquisition.
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage, LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
Forward Looking Statements
     Except for the historical information contained herein, the matters discussed in this news release, including distribution goals and timing and expected benefits of the Rainbow acquisition, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements. These risks and uncertainties include, among other things: our ability to consummate the Rainbow acquisition and the successful integration and future performance of the acquired assets; future developments and circumstances at the time distributions are declared; failure to implement or capitalize on planned internal growth projects; the success of our risk management activities; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties; abrupt or severe declines or interruptions in outer continental shelf production located offshore California and transported on our pipeline system; shortages or cost increases of power supplies, materials or labor; the availability of adequate third-party production volumes for transportation and marketing in the areas in which we operate (including on the Rainbow system) and other factors that could cause declines in volumes shipped on our pipelines by us and third-party shippers, such as declines in production from existing oil and gas reserves or failure to develop additional oil and gas reserves; fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transportation throughput requirements; the availability of, and our ability to consummate, acquisition or combination opportunities; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations; unanticipated changes in crude oil market structure and volatility (or lack thereof); the impact of current and future laws, rulings and governmental regulations; the effects of competition; continued creditworthiness of, and performance by, our counterparties; interruptions in service and fluctuations in tariffs or volumes on third-party pipelines; increased costs or lack of availability of insurance; fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plans; the currency exchange rate of the Canadian dollar; weather interference with business operations or project construction; risks related to the development and operation of natural gas storage facilities; general economic, market or business conditions; and other factors and uncertainties inherent in the transportation, storage, terminalling, and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products discussed in the Partnership’s filings with the Securities and Exchange Commission.
###